Exhibit 19.1

STATEMENT OF POLICY ON INSIDER TRADING

UNITED STATES COMMODITY FUNDS LLC

Introduction

This document sets forth the Seventh Amended Statement of Policy on Insider Trading of United States Commodity Funds LLC (the “Company”), adopted on May 5, 2009, last amended on February 18, 2025 (the “Insider Trading Policy”).  This Insider Trading Policy covers (i) the Company; (ii) each statutory trust for which the Company acts as sponsor, including the United States Commodity Index Funds Trust (the “Trust”); and (iii) each of the funds for which the Company serves as the general partner.  Each fund for which the Company serves as general partner or sponsor is defined as a “Fund” and such funds together, the “Funds,” as set forth in Appendix A, which may be amended from time to time.

The objective of this Insider Trading Policy is to protect you, the Company, the Trust and the Funds from securities law violations, or the appearance thereof.  All directors, officers and employees (including temporary employees) of the Company must comply with this Insider Trading Policy.

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information.  It is also illegal to communicate (or “tip”) material, non-public information to others who may trade in securities on the basis of that information.  These illegal activities are commonly referred to as “insider trading.”

Potential penalties for insider trading violations include:

●	imprisonment for up to 25 years[1] and/or criminal penalties of up to $5 million for individuals who commit “willful” violations[2],
●	criminal penalties for entities of up to $25 million, and
●	civil penalties may be levied against a person who committed the violation not to exceed three times the amount of either the profit gained or loss avoided from illegal activities or penalties not to exceed the greater of $1 million, or three times the amount of either the profit gained or loss avoided for the controlling person.

Moreover, a director, officer or employee’s failure to comply with the Insider Trading Policy may subject such person to sanctions imposed by the Company, including dismissal for cause, whether or not such person’s failure to comply with this Insider Trading Policy results in a violation of law.

All directors, officers and employees (including temporary employees) of the Company are encouraged to ask questions and seek any follow-up information that may be required with

1Mail & wire fraud (18 U.S.C. § 1343), up to 20 years; criminal securities fraud (18 U.S.C. § 1348) up to 25 years; violation of Securities Exchange Act of 1934, as amended, up to $5,000,000 fine and/or 20 years imprisonment (Section 32(a)).

2Imprisonment for up to 10 years and/or criminal penalties of up to $1 million for individuals who commit “knowing” violations.

Revised February 18, 2025

respect to the matters set forth in this Insider Trading Policy.  Any questions should be directed to the Director of Compliance or General Counsel.

Statement of Policy

It is the policy of the Funds, the Trust and the Company that no director, officer or employee (including a temporary employee) of the Company may, directly or through family members or other persons or entities, buy or sell securities of the Funds. Also, it is the policy of the Funds, the Trust and the Company that no director, officer or employee (including a temporary employee) of the Company who is aware of material nonpublic information relating to the Funds, the Trust or the Company may, directly or through family members or other persons or entities, (a) engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside of the Company (and if appropriate, the Funds) including family and friends.

Although it is most likely that any material, non-public information you might learn would be about the Funds or its affiliates, these prohibitions also apply to trading in the securities of any company, including any potential merger partner or other business partner, about which you have material, non-public information. In addition, it is the Insider Trading Policy that no director, officer or employee (including a temporary employee) of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Funds, the Trust or the Company does business, including a customer or supplier of the Company, Trust or Funds, may trade in such company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Insider Trading Policy.  The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

What information is material?  All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered material.  Information that is likely to affect the price of a company’s securities is almost always material.  Examples of some types of material information are:

●	financial results or expectations for the quarter or the year;
●	financial forecasts;
●	changes in dividends;
●	possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;
●	changes in customer relationships with significant customers;
●	obtaining or losing important contracts;
●	important product developments;
●	major financing developments;
●	major personnel changes; and
●	major litigation developments.

Revised February 18, 2025	2

What is non-public information?  Information is considered to be non-public unless it has been effectively disclosed to the public.  Examples of public disclosure include public filings with the SEC and press releases issued by the company, including a press release on behalf of a Trust or Fund.  Not only must the information have been publicly disclosed, but there must also have been adequate time for the market as a whole to digest the information.  Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

Transactions by Family Members.  As noted above, this Insider Trading Policy applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the securities of any Fund are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in the securities of any Fund).  You are responsible for the transactions of these other persons.

Post-Termination Transactions

This Insider Trading Policy continues to apply to your transactions in the securities of the Funds even after you have terminated employment with the Company or its affiliates.  If you are in possession of material nonpublic information when your employment terminates, you may not trade in the securities of any Fund until that information has become public or is no longer material.

Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties.  Therefore, you should not discuss material, non-public information about any Fund with anyone, including other employees of the Company, except as required in the performance of your regular duties.

Also, it is important that only specifically designated representatives of the Company discuss the Company, the Trust or the Funds with the news media, securities analysts, and investors.  Inquiries of this type received by any employee of the Company should be referred to the Director of Compliance or General Counsel or alternatively, the Chief Executive Officer in accordance with the Company’s Code of Business Conduct and Ethics.

Questions about this Insider Trading Policy

Compliance by all directors, officers and employees of the Company with this policy is of the utmost importance for you and for the Company.  If you have any questions about the application of this policy to any particular case, please immediately contact the Director of Compliance or General Counsel.

Your failure to observe this policy could lead to significant legal problems, as well as other serious consequences, including termination of your employment.

Annual Acknowledgement

At least annually, or upon revision of the Statement of Policy on Insider Trading, all directors, officers and employees of the Funds and the Company must execute the Acknowledgement Regarding the Statement of Policy on Insider Trading.  A form of the Acknowledgement is attached as Appendix B to the Statement of Policy on Insider Trading.

Revised February 18, 2025	3

APPENDIX A

UNITED STATES COMMODITY FUNDS LLC,

GENERAL PARTNER OF

UNITED STATES OIL FUND, LP

UNITED STATES NATURAL GAS FUND, LP

UNITED STATES 12 MONTH OIL FUND, LP

UNITED STATES GASOLINE FUND, LP

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

UNITED STATES BRENT OIL FUND, LP

AND

SPONSOR OF

UNITED STATES COMMODITY INDEX FUND

UNITED STATES COPPER INDEX FUND

EACH A SERIES OF

UNITED STATES COMMODITY INDEX FUNDS TRUST

Revised February 18, 2025	4

APPENDIX B

Acknowledgment Regarding

Statement of Policy on Insider Trading

This acknowledgment is to be signed and returned to our Director of Compliance, Daphne G. Frydman.

I have received a copy of the Statement of Policy on Insider Trading for the Company, the Trust and the Funds, read it, and understand that the policy contains the expectations of the Company, the Trust and the Funds regarding insider trading policies and practices.

Name (Printed)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with the Statement of Policy on Insider Trading.

Revised February 18, 2025